EXHIBIT 10.2

Execution Version

SPECIAL COMPENSATION AGREEMENT

    This Special Compensation Agreement (this “Agreement”) is made and entered into on the 4th day of May, 2016, by and between Triangle Petroleum Corporation, a Delaware corporation (the “Company”), and Douglas Griggs (“Employee”).

W I T N E S S E T H :

WHEREAS, Employee is currently employed by the Company; and

WHEREAS, the Company and Employee desire to set forth certain terms and conditions of his continued employment.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Employee hereby agree as follows:

1.     For purposes of this Agreement:

(a)

“Cause” shall mean (i) embezzlement or fraud against the Company or any member of the Company Group committed by Employee, or at his direction or (ii) Employee’s conviction of, or pleading “guilty” or “ no contest” to a felony under United States state or federal law in connection with the business of the Company or the Company Group and results in material economic damage to the Company or the Company Group.

(b)	“Company Group” shall mean the Company together with any direct or indirect subsidiaries of the Company.

(c)

“Disability” shall mean any physical or mental disability or infirmity of Employee that has prevented the performance of Employee’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period.  Any question as to the existence, extent, or potentiality of Employee’s Disability upon which Employee and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Employee (which approval shall not be unreasonably withheld).  The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(d)

“Good Reason” shall mean, without Employee’s consent, (i) a diminution in Employee’s title, duties, or responsibilities, (ii) a reduction in base salary, (iii) the failure of the Company to pay any compensation hereunder when due or to perform any other obligation of the Company hereunder, or (iv) the relocation of Employee’s principal place of employment to a country other than the United States.

(e)	“Repayment Lapse Date” shall mean the earlier of the one year anniversary of the date first set forth above or the date of a Reorganization.

(f)

“Reorganization” shall mean (i) the consummation of any agreement for the restructuring or recapitalization of the Company Group’s balance sheet, that is achieved, without limitation, through (A) a solicitation of waivers and consents from some or all existing debtholders that results in a material modification of covenants in existing indebtedness, (B) settlement or forgiveness of a material portion of existing indebtedness, (C) conversion of a material portion of existing indebtedness into equity, (D) an exchange offer including the issuance of new securities in exchange for a material portion of existing indebtedness, or (E) other similar transaction or series of transactions, and (ii)  the consummation of a sale of all or substantially all of the assets of the Company Group, on a consolidated basis, or a majority of the outstanding stock of the Company in one or more transactions.    For purposes of this definition, a material portion of existing indebtedness must include a majority of the company group's currently consolidated and outstanding unsecured funded indebtedness.

(g)	“Retention Bonus” shall have the meaning set forth in Paragraph 4 below.

2.     Effective as of the date first set forth above, Employee shall be paid an annualized base salary, payable in accordance with the regular payroll practices of the Company, of USD $400,000.

3.     Effective as of the date first set forth above, Employee shall be eligible for an annual incentive award in an amount of up to $300,000 as determined by the Compensation Committee of the Board of Directors of the Company in its discretion.

4.     In connection with his entry into this Agreement, the Company shall pay to Employee on or as soon as practicable and in any event within three days following the date hereof a cash retention bonus in the amount of $500,000 (the “Retention Bonus”).  If Employee’s employment with the Company shall terminate before the Repayment Lapse Date for any reason other than a termination (i) by reason of death or Disability, (ii) by the Company without Cause, or (iii) by the Executive with Good Reason, Employee shall repay to the Company, not more than five (5) days following such termination, an amount equal to the amount of the Retention Bonus multiplied a fraction, the numerator of which is 365 minus the number of days worked following the date hereof and the denominator of which is 365.

5.     Employee’s employment by the Company shall remain “at-will” and shall be terminable by either the Company or Employee at any time for any reason.  Except as otherwise provided in this Agreement or as otherwise provided pursuant to applicable programs of the Company, Employee shall be entitled to no compensation by reason of his termination of employment.

6.     The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social security taxes, as shall be required by applicable law.  Employee acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement.

7.     This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the subject matter hereof.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement.

8.     This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

TRIANGLE PETROLEUM CORPORATION

/s/ Jonathan Samuels
By: Jonathan Samuels
Title: President and CEO

EMPLOYEE

/s/ Douglas Griggs
Douglas Griggs